UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OPY ACQUISITION CORP. I

(Name of Registrant as Specified in its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY STATEMENT SUPPLEMENT

October 18, 2023

To the Stockholders of OPY Acquisition Corp. I:

This is a supplement (this “Supplement”) to the definitive proxy statement of OPY Acquisition Corp. I (the “Company”), dated October 13, 2023 (the “Proxy Statement”), that was sent to you in connection with the Company’s special meeting scheduled for 9:00 a.m., Eastern Time, October 26, virtually, at https://www.cstproxy.com/opyacquisitioncorpi/2023 (the “Special Meeting”).

At the Special Meeting, the Company’s stockholders will be asked to consider and vote upon (i) a proposal to amend the Company’s amended and restated certificate of incorporation (the “Charter”) to further extend the date by which the Company has to consummate an initial business combination (the “Extension Amendment Proposal”) up to eight times on a monthly basis from October 30, 2023 (the “Current Termination Date”) to June 30, 2024 (the “New Termination Date”); (ii) a proposal to amend the Charter to eliminate the restriction on the Company’s ability to provide redemption rights unless, after giving effect to such redemptions, it would have net tangible assets of at least $5,000,001 upon consummation of such business combination (the “NTA Amendment Proposal”); and (iii) a proposal to approve one or more adjournments of the special meeting if requested by the Chairman of the special meeting (the “Adjournment Proposal”).

Trust Funds Will Not be Used to Pay Any Excise Tax

In connection with its special meeting of stockholders held on December 20, 2022, the Company had informed stockholders that it would not use any trust proceeds, including interest income, to pay for any excise taxes that may come due in connection with the redemption of its securities. The purpose of this supplement is to confirm to stockholders that this statement continues to be in effect.

Under the terms of the Investment Management Agreement, dated October 26, 2021, between the Company and Continental Stock Transfer & Trust Company, the Company is entitled to withdraw from the Trust Account interest to cover any tax obligation, including any franchise tax obligation, as a result of assets of the Company or interest or other income earned on the trust fund. The Company expects to continue to withdraw interest to cover any such obligation but will not use it for any excise tax obligation that may become due as a result of any redemptions of shares in connection with the proposals being considered at the Special Meeting.

General Information

All holders of public shares, regardless of whether they vote for or against the Extension Amendment Proposal or do not vote at all, may elect to convert their public shares into their pro rata portion of the trust account if the Extension Amendment Proposal is implemented. To exercise your redemption rights, you must demand in writing that your shares of Class A common stock are redeemed for a pro rata portion of the funds held in the trust account and tender your shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent, at least two business days prior to the vote at the special meeting (by October 24, 2023). In order to exercise your redemption right, you need to identify yourself as a beneficial holder and provide your legal name, phone number and address in your written demand. You may tender your shares by either delivering your share certificate to the transfer agent or by delivering your shares electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account in order to exercise your redemption rights. This must be done by 5:00 p.m. on October 24, 2023.

Before you vote, you should read the Proxy Statement and other documents that the Company has filed with the Securities and Exchange Commission, together with this Supplement, for more complete information about the Company and the Extension Amendment Proposal. PLEASE NOTE THAT IF YOU HAVE PREVIOUSLY

SUBMITTED A PROXY AND DO NOT WANT TO CHANGE YOUR VOTE, YOU DO NOT NEED TO TAKE ANY ACTION. If you have questions about the Extension Amendment Proposal or if you need additional copies of the Proxy Statement or the proxy card you should contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: OHAA.info@investor.morrowsodali.com

By Order of the Board of Directors of OPY Acquisition Corp. I

/s/ Jonathan B. Siegel

Jonathan B. Siegel

Chairman of the Board of Directors

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